EXHIBIT 99.1

Exponent Reports Third Quarter Fiscal Year 2017 Financial Results

MENLO PARK, Calif., Oct. 18, 2017 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter ended September 29, 2017.

“Exponent’s third quarter results exceeded our expectations.  The large human factors assessment project that we previously discussed gained momentum in the third quarter and drove higher than expected revenue and utilization across the firm.  We also had noteworthy performances in our polymer science, mechanical engineering, human factors, construction consulting, and chemical regulation and food safety practices,” commented Dr. Paul Johnston, Chief Executive Officer.

“We are pleased with the value that clients are realizing from our integrated, multi-disciplinary capabilities and global reach. During the first nine months of the year, we advised clients as they innovated consumer products around the globe, improved product quality and manufacturing in China, addressed chemical safety and regulatory challenges in Asia, Europe and the Americas, and engaged in infrastructure disputes in Australia, Asia and the Middle East,” concluded Dr. Johnston.

Third Quarter Financial Results

In the third quarter of 2017, total revenues increased 13% and revenues before reimbursements increased 11% year over year.  Total revenues were $87,555,000 as compared to $77,612,000 in the third quarter one year ago, and revenues before reimbursements were $82,359,000 as compared to $74,160,000 last year.

Net income for the third quarter was $14,643,000, an increase of 30% as compared to $11,289,000 in the same period of 2016.  Earnings per diluted share were $0.54, as compared to $0.42 in the third quarter of last year.  EBITDA1 increased by 20% to $23,225,000 as compared to $19,323,000 in the same period one year ago.

Year-to-Date Financial Results

For the first nine months of 2017, total revenues and revenues before reimbursements increased 9% year over year.  Total revenues were $259,517,000 as compared to $238,063,000 in the same period of 2016 and revenues before reimbursements were $246,946,000 as compared to $226,444,000 last year.

Net income was $45,010,000, or $1.67 per diluted share, in the first nine months of 2017 as compared to $37,092,000, or $1.36 per diluted share, in the same period of 2016. In the first quarter of 2016, Exponent early adopted a new accounting standard2 for the classification of tax adjustments associated with share-based awards.  Year to date, the tax benefit realized was $6,518,000, or $0.24 per diluted share, as compared to $4,827,000 or $0.18 per diluted share in the same period of 2016.

EBITDA1 in the first nine months of 2017 increased 17% to $65,678,000 as compared to $56,351,000 in the same period one year ago.

Year to date, Exponent paid $16.2 million in dividends, repurchased $8.4 million of common stock and ended the third quarter with $166 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.21 to be distributed on December 22, 2017 and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 80% of the Company’s third quarter net revenues.  Net revenues in this segment grew 13% in the third quarter and 11% year to date as compared to last year.  Year to date, the Company experienced substantial growth in its proactive design consulting services, specifically in the consumer products industry. In addition to the ongoing large human factors assessment project, we are seeing increased demand for similar services from other clients.  We have developed a unique offering of highly qualified scientists and facilities to advise clients as they navigate the increasing complexity of interactions between their products and users.   We are also experiencing growth from lithium-ion battery consulting for clients in the consumer products, transportation, medical device, and utility industries.  Our interdisciplinary team of chemists, electrical engineers, material scientists and mechanical engineers has guided clients with respect to the performance, reliability, and safety of new products, as well as with respect to recalls and litigation matters involving existing products with lithium-ion batteries.

Exponent’s environmental and health segment represented approximately 20% of the Company’s third quarter net revenues.  Net revenues in this segment grew 3% in the third quarter and year to date as compared to last year.  During the first nine months of the year, Exponent’s chemical regulation and food safety practice continued to expand as it advised clients with regulatory issues around the world.  The depressed demand from the oil and gas and industrial chemicals industries remained a challenge for this segment.

Business Outlook

“We are increasing our 2017 expectations to reflect Exponent’s strong year to date performance, the ongoing human factors assessment project and our expectations for near-term market trends.  We expect the fourth quarter and full year 2017 revenues before reimbursements to grow in the high single digits, as compared to the same periods in 2016.  We expect EBITDA1 margin growth in the fourth quarter to be 0 to 50 basis points and the full year increase to be 125 to 135 basis points, as compared to the same periods in 2016,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Exponent advises clients as they face increasing demand for safer, healthier products and processes and as they are challenged to contribute to a more sustainable environment. In a world of increasing technological complexity, more sophisticated teams are needed to overcome these challenges. Exponent is uniquely positioned to capitalize on this market with its integrated organization of more than 500 doctorate-level staff in over 90 different disciplines. We remain confident in our ability to expand our differentiated position and achieve long-term growth," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, October 18, 2017, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (877) 548-7911 or (719) 325-4815. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820, and entering passcode 2222145#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

2 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 29, 2017 and September 30, 2016
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016

Revenues
Revenues before reimbursements	$82,359	$74,160	$246,946	$226,444
Reimbursements	5,196	3,452	12,571	11,619

Revenues	87,555	77,612	259,517	238,063

Operating expenses
Compensation and related expenses	51,493	47,797	157,447	146,854
Other operating expenses	7,500	7,020	21,966	21,221
Reimbursable expenses	5,196	3,452	12,571	11,619
General and administrative expenses	4,061	3,748	13,277	11,407

	68,250	62,017	205,261	191,101

Operating income	19,305	15,595	54,256	46,962

Other income (expense), net
Interest income, net	372	179	872	489
Miscellaneous income, net	2,353	2,146	6,660	4,880
	2,725	2,325	7,532	5,369

Income before income taxes	22,030	17,920	61,788	52,331

Income taxes	7,387	6,631	16,778	15,239

Net income	$14,643	$11,289	$45,010	$37,092

Net income per share:
Basic	$0.56	$0.43	$1.71	$1.40
Diluted	$0.54	$0.42	$1.67	$1.36

Shares used in per share computations:
Basic	26,370	26,545	26,362	26,563
Diluted	26,963	27,185	26,976	27,234

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 29, 2017 and December 30, 2016
(unaudited)
(in thousands)

	September 29,	December 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$89,809	$114,967
Short-term investments	75,782	58,755
Accounts receivable, net	124,803	87,409
Prepaid expenses and other assets	10,692	12,913
Total current assets	301,086	274,044
Property, equipment and leasehold improvements, net	35,180	36,710
Goodwill	8,607	8,607
Other assets	90,767	84,383
	$435,640	$403,744

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$13,813	$10,073
Accrued payroll and employee benefits	59,696	62,539
Deferred revenues	7,776	7,624
Total current liabilities	81,285	80,236
Other liabilities	52,939	48,508
Deferred rent	1,340	1,654
Total liabilities	135,564	130,398

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	208,583	194,632
Accumulated other comprehensive loss	(2,063)	(3,126)
Retained earnings	313,277	291,243
Treasury stock, at cost	(219,754)	(209,436)
Total stockholders' equity	300,076	273,346
	$435,640	$403,744

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 29, 2017 and September 30, 2016
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2017	2016	2017	2016

Net Income	$14,643	$11,289	$45,010	$37,092

Add back (subtract):

Income taxes	7,387	6,631	16,778	15,239
Interest income, net	(372)	(179)	(872)	(489)
Depreciation and amortization	1,567	1,582	4,762	4,509

EBITDA (1)	23,225	19,323	65,678	56,351

Stock-based compensation	3,541	2,730	12,728	10,659

EBITDAS (1)	$26,766	$22,053	$78,406	$67,010

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.